Exhibit 99.1

           Alaska Communications Systems Announces Addition
                      to its Board of Directors;
             Edward J. (Ned) Hayes, Jr. Brings Extensive
                 Financial and Operational Expertise

    ANCHORAGE, Alaska--(BUSINESS WIRE)--Feb. 14, 2006--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today announced that its board of directors has elected Edward J. (Ned) Hayes, Jr. of San Jose, California to the board. This election increases the board size to nine members and adds to the board another "audit committee financial expert," as defined by Securities and Exchange Commission regulations.
    "We are thrilled to have Ned join our Board," said Liane Pelletier, ACS President, Chief Executive Officer, and Chairman of the Board. "Ned's extensive telecommunications experience and reputation as a change agent will serve ACS well. He has demonstrated operational and financial strengths in multiple industries, including in the Internet market, a very important growth area of the telecommunications industry."
    Hayes currently serves as Executive Vice President and Chief Financial Officer of Quantum Corporation (NYSE:DSS), a roughly $1 billion global leader in the design and manufacture of storage technologies. He previously served as President and Chief Executive Officer of DIRECTV Broadband, Inc., an Internet service provider, and as Chief Financial Officer of the Global Service Provider Business unit at Lucent Technologies, Inc.
    In addition to his position on the board at ACS, Hayes currently sits on the board of New Wave Research, Inc., as an independent director and Chair of the Audit Committee.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-K for the year ended December 31, 2004 and the company's Form 10-Q for the quarter ended September 30, 2005, and "Risk Factors" in the company's current report on Form 8-K dated November 29, 2005. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Alaska Communications Systems Group, Inc.
             Meghan Stapleton, 907-297-3000 (Media)
             meghan.stapleton@acsalaska.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (Investors)
             David Barnard, 415-433-3777 (Investors)
             david@lhai-sf.com